                                                                EXHIBIT 10.70


[Letterhead]


December 19, 1994


Gary S. Petersmeyer
447 Van Buren
Los Altos, CA 94022

Dear Gary:

I am delighted you have decided to accept the offer for the position of Chief Operating Officer and President at Collagen Corporation. This letter confirms my offer and specifies the terms on which we mutually agreed.

Your salary will be $200,000 per year, to be evaluated at our August, 1996, Board Meeting. A hire-on bonus of $35,000 will be paid on February 1, 1995, your first day of employment. You will be eligible to participate in our annual bonus program commencing in Fiscal Year 1996. You will be elected a board member of Collagen's Board at the February 10, 1995, Board Meeting.

With the Board's approval, you will be granted 60,000 incentive stock options and non-qualified options to purchase Collagen Corporation Common Stock. The options will be priced at fair market value determined on the date of the Board approval meeting. As discussed, in the event of sale of substantially all of the assets of the Company or in the event of a merger, vesting of options is at the discretion of the Board.

You will be eligible to participate in our Company's group health, dental, vision, long-term disability, and life insurance plans, and our short-term disability plan, effective immediately upon your first day of employment. You will also be eligible to invest in the Collagen Investment & Savings (CIS) Plan and our Employee Stock Purchase Plan beginning on April 1, 1995.

In the event you are terminated from the Company during your first two years of employment for any reason other than cause, you will receive a minimum of six month's salary as compensation. If termination of employment occurs after your second year with Collagen, your severance will be at the discretion of our Board of Directors.

Gary S. Petersmeyer
Page 2
December 19, 1994


In compliance with the Immigration and Naturalization Service requirements, please be prepared to produce documentation that verifies your eligibility to be employed in the United States. This documentation generally consists of two pieces of identification (that is, a Social Security card and a valid driver's license, or a birth certificate and a valid driver's license with photo). Please have this documentation available on your first working day.

If you have any questions or concerns, please don't hesitate to call me or Deborah Berard at any time. I look forward to your arrival on February 11.

Sincerely,


/s/ Howard D. Paletsky


Howard D. Paletsky
President & Chief Executive Officer


------------------------------------------------------------------------------


Dear Howard:

I have read your letter of December 19, 1994. I fully understand and accept the terms outlined.

Signed,


/s/ Gary S. Petersmeyer


Gary S. Petersmeyer